PROSPECTUS SUPPLEMENT

(To Prospectus dated December 27, 2002)

Filed pursuant to Rule 424(B)(2)

SEC File No. 333-101847

$1,000,000,000

Wal-Mart Stores, Inc.

Floating Rate Notes due 2006

The notes will bear interest at a floating rate equal to the Three-Month LIBOR Rate for each interest period minus 0.14%. Interest on the notes will be payable on March 16, June 16, September 16 and December 16 of each year, beginning on December 16, 2004. The notes will mature on March 16, 2006. The notes will not be redeemable prior to maturity except in the case of a specified tax event, and will not be convertible or exchangeable.

The notes will be our senior, unsecured and unsubordinated debt obligations and will rank equally with all of our other senior, unsecured and unsubordinated debt obligations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the notes from us at 100% of their principal amount ($1,000,000,000 of proceeds to us), subject to the terms and conditions in the underwriting agreement between the underwriter and us.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream, Luxembourg or Euroclear against payment in New York, New York, on or about September 16, 2004.

Citigroup

September 9, 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

This prospectus supplement and the accompanying prospectus may only be used in connection with the offering of the notes.

In connection with the offering, Citigroup Global Markets Inc. and its affiliates may over-allot or otherwise effect transactions which stabilize or maintain the market price of the notes at levels above those which might otherwise prevail in the open market. Such transactions may be effected in the over-the-counter markets or otherwise. Such stabilizing, if commenced, may be discontinued at any time without notice.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales for fiscal 2004. Our total net sales exceeded $256 billion in fiscal 2004. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, as well as in Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea, the United Kingdom and in China under joint venture agreements. As of July 31, 2004, we operated in the United States:

•	1,398 Wal-Mart stores;

•	1,585 Supercenters;

•	72 Neighborhood Markets; and

•	539 SAM’S Clubs.

As of July 31, 2004, we also operated 236 Canadian Wal-Mart stores and SAM’s Clubs, 11 units in Argentina, 144 units in Brazil, 92 units in Germany, 15 units in South Korea, 633 units in Mexico, 54 units in Puerto Rico, 270 units in the United Kingdom and, under joint venture agreements, 39 units in China. The units operated by our International Division represent a variety of retail formats. At July 31, 2004, we owned approximately 37% of The Seiyu, Ltd., a Japanese retail chain, with warrants to purchase up to approximately 69% of that company.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust, Sam’s Real Estate Business Trust and Wares Delaware Corporation. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

USE OF PROCEEDS OF THE NOTES

We estimate that the net proceeds from the sale of the notes will be approximately $999,895,000 after payment of transaction expenses.

We will use the net proceeds of the sale of the notes for general corporate purposes, including to reduce our short-term commercial paper debt.

CAPITALIZATION

The following table presents the consolidated capitalization of Wal-Mart and its subsidiaries at July 31, 2004, and as adjusted to give effect to the offering of the notes and the application of the net proceeds of the notes to the reduction of our short-term commercial paper debt.

	July 31, 2004
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper	$6,827	$5,827
Long-term debt due within one year.	4,415	4,415
Obligations under capital leases due within one year	202	202

Total short-term debt and capital lease obligations	11,444	10,444
Long-term debt
Floating rate notes due 2006	—	1,000
Other long-term debt	17,044	17,044
Long-term capital lease obligations	3,100	3,100

Total long-term debt and capital lease obligations	20,144	21,144
Shareholders’ equity
Common stock ($0.10 par value; 11,000,000,000 shares authorized; 4,250,644,739 shares issued and outstanding)	425	425
Capital in excess of par value	2,218	2,218
Retained earnings	39,427	39,427
Other accumulated comprehensive income	1,074	1,074

Total shareholders’ equity	43,144	43,144
Total debt and capital lease obligations and shareholders’ equity	$74,732	$74,732

After the sale of the notes, we will be permitted to issue an additional $3,000,000,000 of debt securities under a registration statement of which the accompanying prospectus and this prospectus supplement are a part. No limit exists on our ability to register additional debt securities for sale in the future.

We are applying to have €5 million (equivalent to approximately $6 million) principal amount of a newly created series of our notes to be due in 2006 admitted to the Official List of the Irish Stock Exchange and to trade on that exchange. We plan to offer and sell these euro-denominated notes to a limited number of investors in Ireland only. The offer in Ireland will be made in reliance on Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We also plan to offer and sell pound sterling-denominated notes, principally outside of the United States, in late September 2004. The size of this proposed offering has not been determined. We intend to list these pound sterling-denominated notes on the Irish Stock Exchange.

The above table does not give effect to the proposed euro-denominated and pound sterling-denominated note offerings.

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

	Fiscal Years Ended January 31,					Six Months Ended July 31,
	2000	2001	2002	2003	2004	2003	2004
	(in millions)
INCOME STATEMENT DATA:
Net sales	$156,249	$180,787	$204,011	$229,616	$256,329	$119,354	$134,485
Non-interest expense	147,850	171,542	194,244	218,282	243,656	113,576	127,901
Net interest expense	840	1,196	1,183	927	832	425	447
Total expense	148,690	172,738	195,427	219,209	244,488	114,001	128,348
Income from continuing operations before income taxes, minority interest, equity in unconsolidated subsidiaries and cumulative effect of accounting change	9,110	9,783	10,396	12,368	14,193	6,454	7,561
Income from discontinued operations, net of tax	(70)	148	144	137	193	193	—
Net income	5,324	6,235	6,592	7,955	9,054	4,305	4,817

	As of January 31,					As of July 31,
	2000	2001	2002	2003	2004	2003	2004
	(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$1,792	$1,977	$2,138	$2,736	$5,199	$4,472	$4,709
Inventories	19,296	20,987	22,053	24,401	26,612	25,779	27,963
Total current assets of discontinued operations	878	1,211	1,263	1,179	—	—	—
Total current assets	24,356	26,555	27,878	30,722	34,421	32,403	35,616
Net property, plant and equipment	32,403	37,145	42,053	48,170	55,917	51,943	59,397
Net property under capital leases, net goodwill and other acquired intangible assets, and other assets and deferred charges	13,102	13,742	12,881	15,187	14,574	14,573	15,046
Other assets of discontinued operations	488	688	715	729	—	—	—
Total assets	70,349	78,130	83,527	94,808	104,912	98,919	110,059
Accounts payable	13,090	14,846	15,362	16,829	18,932	16,780	18,998
Commercial paper	3,323	2,286	743	1,079	3,267	1,600	6,827
Dividends payable	—	—	—	—	—	—	1,088
Long-term debt due within one year	1,964	4,234	2,257	4,536	2,904	3,623	4,415
Obligations under capital leases due within one year	121	141	148	176	196	177	202
Current liabilities of discontinued operations	276	581	484	294	—	—	—
Total current liabilities	25,803	28,949	27,282	32,519	37,417	32,697	43,007
Long-term debt	13,652	12,488	15,674	16,597	17,102	17,227	17,044
Long-term obligations under capital leases	2,999	3,152	3,044	3,000	2,997	2,980	3,100
Total long-term liabilities of discontinued operations	23	15	14	10	—	—	—
Total liabilities and minority interest	44,471	46,723	48,335	55,347	61,289	56,325	66,915
Total shareholders’ equity	25,878	31,407	35,192	39,461	43,623	42,594	43,144
Total liabilities and shareholders’ equity	70,349	78,130	83,527	94,808	104,912	98,919	110,059

The above selected financial data as of January 31, 2000, 2001, 2002 and 2003 and for the years then ended reflect a reclassification giving effect to the sale of McLane Company, Inc. on May 23, 2003. This reclassification makes the financial presentation for those periods and as of those dates consistent with the presentation of the selected financial data as of January 31, 2004 and as of July 31, 2003 and 2004 and for the six months then ended and shows the income, net of tax, current assets, total assets, current liabilities and total long-term liabilities of McLane and the effect of the sale of McLane on our results of operations and financial condition for the periods and as of the dates for which the selected financial data is provided.

On February 1, 2003, we adopted the expense recognition provisions of the Financial Accounting Standards Board Statement No. 123, Accounting and Disclosure of Stock-Based Compensation (“FAS 123”), under which we recognize non-cash compensation expense based on the fair value of the stock options granted by us. We have chosen to restate retroactively our results of operations for that accounting charge. The above income statement data has been restated from prior presentations to reflect that expense recognition. Following the provisions of FAS 123, we have recognized pre-tax stock option expense of $84 million for fiscal year 2000, $94 million for fiscal year 2001, $124 million for fiscal year 2002, $130 million for fiscal year 2003, $160 million for fiscal year 2004, $80 million for the six months ended July 31, 2003 and $90 million for the six months ended July 31, 2004. This expense is included in the amounts under “Non-interest expense” in the above income statement data.

In October 2002, we commenced reporting interest expense net of all interest income and have reported interest expenses in this manner for the year ended January 31, 2003 and for each fiscal period thereafter. Previously, our interest income had generally been reported as a part of “other income.” The interest expense for the three years ended January 31, 2002 has been reclassified to report interest expense net of all interest income and to make the presentation of that item for those years in the above selected financial data consistent with the presentation of interest expense for the year ended January 31, 2003 and the six months ended July 31, 2003 and 2004. The reclassification of interest expense for that four-year period did not affect our net income for any of those years.

Certain of the balance sheet data as of January 31, 2004 have been reclassified to be consistent with the presentation of the corresponding balance sheet data as of July 31, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

We have recalculated our ratios of earnings to fixed charges for the five years ended January 31, 2004 and for the six months ended July 31, 2003 to reflect more accurately the portion of our rental expense for real and personal property that we believe represents the interest factor in those rentals. The effect of McLane as a discontinued operation also has been taken into account in the recalculation of our ratios of earnings to fixed charges.

The following table presents the ratios of our earnings to fixed charges for the periods indicated as recalculated and supercedes the table showing the ratios of earnings to fixed charges set forth under “Ratio of Earnings to Fixed Charges” in the accompanying prospectus. The information contained under “Ratio of Earnings to Fixed Charges” in the accompanying prospectus that describes the manner by which we calculate the ratio of earnings to fixed charges remains accurate.

Year Ended January 31,					Six Months Ended July 31,
2000	2001	2002	2003	2004	2003	2004
7.73x	6.52x	6.66x	8.99x	10.46x	9.99x	10.81x

DESCRIPTION OF THE NOTES

The following description of the terms and conditions of the notes supplements the description of the more general terms and conditions of Wal-Mart’s debt securities contained in the accompanying prospectus.

The notes will be issued under our indenture dated as of December 11, 2002 and will be issued in registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will constitute our senior, unsecured and unsubordinated debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt.

The notes will mature on March 16, 2006 at 100% of their principal amount and will be initially issued in a total principal amount of $1,000,000,000. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes so that those additional notes will be consolidated and form a single series with the notes that we are offering. No additional notes may be issued if an event of default under the indenture has occurred.

The notes will not be subject to a sinking fund and will not be redeemable prior to maturity, except in the case of a tax event, as explained below. The notes will be subject to defeasance as described in the accompanying prospectus. The notes will not be convertible or exchangeable. We will pay principal of and interest on the notes in U.S. dollars.

The notes will not be listed for trading on any exchange. Currently, no public market exists for the notes, and no assurance can be given that one will develop.

Notices to holders of the notes will be mailed to such holders and will also be published in a leading daily newspaper in The City of New York and in London. We expect that publication will be made in The City of New York in The Wall Street Journal and in London in the Financial Times. Any notice shall be deemed to have been given on the date of mailing and publication or, if published more than once, on the date of first publication.

The notes will be issued pursuant to and governed by the indenture described above. The terms and conditions of the notes, including, among other provisions, the covenants and events of default, differ from the terms and conditions of some other debt securities that we previously have offered and sold and that remain outstanding. For example, the notes do not have the covenant restricting the grant of liens and the cross-default event of default provisions that are contained in some of our outstanding debt securities.

J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, National Association is the trustee under the indenture governing the notes and will also be the registrar and paying agent.

The indenture and the notes will be governed by New York law.

Interest Rate

The notes will bear interest at a floating rate equal to the Three-Month LIBOR Rate determined for the relevant interest period minus 14 basis points (0.14%). We will pay interest on the notes in arrears on March 16, June 16, September 16 and December 16 of each year and at maturity, and upon the date of an earlier tax redemption, if applicable. The initial interest payment date will be December 16, 2004. Interest will be payable to the person in whose name a note is registered at the close of business on the fifteenth day next preceding the relevant interest payment date. Interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The calculation agent, which is J.P. Morgan Trust Company, National Association, will compute interest on the notes on a daily basis from and including the last interest payment date to which interest has been paid (or from and including the date of issue if no interest has been paid with respect to the notes) to, but excluding, the applicable interest payment date or the maturity date, as the case may be.

If any interest payment date for the notes (other than the maturity date or the date of a tax redemption) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date (or the date of a tax redemption) of the notes falls on a day which is not a business day, then we will make the required payment of principal and/or interest on the following day which is a business day, as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

The calculation agent will reset the rate of interest on the notes on each interest payment date. If any of the interest reset dates for the notes is not a business day, that interest reset date will be postponed to the next succeeding business day, unless that day is in the next succeeding calendar month, in which case, the interest reset date will be the business day immediately preceding the related interest payment date. The interest rate set for the notes on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including the interest reset date to but excluding the next interest reset date or until the maturity date of the notes, as the case may be.

The calculation agent will determine the interest rate applicable to the notes on the interest determination date, which will be the second London Business Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. The initial determination date will be September 14, 2004 for the interest period commencing on September 16, 2004. “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The calculation agent will determine LIBOR according to the following provisions:

•	The Three-Month LIBOR Rate will be the rate for three-month deposits in U.S. dollars commencing on the second London Business Day immediately following the interest determination date that appears on Bridge Telerate, Inc. (or any successor service) on Telerate Page 3750, for the purpose of displaying the London interbank offered rates of major banks as of 11:00 A.M., London time, on that interest determination date.

If the applicable LIBOR rate does not appear on Telerate Page 3750, or if Telerate Page 3750 is unavailable, then, the calculation agent will determine LIBOR as follows:

•	The calculation agent will select the principal London offices of four major banks in the London interbank market. It will request each bank to provide its offered quotation for deposits in U.S. dollars for a three-month maturity commencing on the second London Business Day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date. These quotes will be for deposits of at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in the market at that time.

•	If at least two of these banks provide a quotation, the calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•

If fewer than two of these banks provide a quotation, the calculation agent will request from three major banks in The City of New York at approximately 11:00 A.M., New York City time, on the interest determination date, quotations for three-month loans in U.S. dollars to leading European banks, commencing on the second London Business Day immediately following the interest determination date. These quotes will be for loans of at least $1 million and in a principal amount that is representative for a single transaction in the market at that time. The calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

•	If none of these banks provides a quotation as mentioned, the rate of interest will be the interest rate then in effect.

The interest rate payable on the notes will not be higher than the maximum rate permitted by New York law as that law may be modified by U.S. law of general application.

We will publish the interest period, the floating rate interest payment date, the floating interest rate for that interest period, and the amount of interest to be paid on the notes for each interest period in the manner for giving notice to holders of the notes described above. The calculations of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the notes.

So long as notes are outstanding, there will at all times be a calculation agent. We will appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to J.P. Morgan Trust Company, National Association or any of its successors in that capacity in the event that:

•	any acting calculation agent is unable or unwilling to act,

•	any acting calculation agent fails duly to establish the floating interest rate, or

•	we propose to remove the calculation agent.

Same-Day Settlement and Payment

We will make all payments of principal and interest on the notes to The Depository Trust Company (“DTC”) in immediately available funds.

The notes will trade in the same-day funds settlement system in the United States until maturity. Purchases of notes in secondary market trading must be in immediately available funds. Secondary market trading between participants in Clearstream Banking, societé anonyme (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear”) will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. See “Book-Entry Issuance—Clearstream, Luxembourg and Euroclear” below.

Payment of Additional Amounts

We will pay to the holder of any note who is a United States Alien, as defined below, additional amounts as may be necessary so that every net payment of principal and interest on that note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that note to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

(a)	any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder, if that holder is an estate, trust, partnership or corporation, and the United States including, without limitation, that holder, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b)	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, assessment or other governmental charge imposed by reason of that holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal or interest on that note;

(e)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note if that payment can be made without withholding by any other paying agent;

(f)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of that note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(g)	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of our company or (2) a controlled foreign corporation with respect to our company within the meaning of the Code;

(h)	any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(i)	any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any holder who is a fiduciary or partnership other than the sole beneficial owner of that note to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of that note.

“United States Alien” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

The notes may be redeemed at our option in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, if we determine that as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before September 9, 2004 except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to us, (A) we have or will become obligated to pay additional amounts as described under “—Payment of Additional Amounts” on any note of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of redemption, we will deliver to the trustee (1) an officers’ certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

Clearstream, Luxembourg and Euroclear

Links have been established among DTC, Clearstream, Luxembourg and Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream, Luxembourg and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream, Luxembourg and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser must send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one day prior to settlement. Clearstream, Luxembourg or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream, Luxembourg or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream, Luxembourg or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream, Luxembourg or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream, Luxembourg or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream, Luxembourg or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream, Luxembourg or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

The following is a discussion of material U.S. federal income tax consequences of the ownership of notes as of the date of this prospectus supplement for beneficial owners of notes that purchase the notes at their “issue price” on the issue date in connection with this offering. Except where noted, this discussion deals only with notes held as capital assets and does not deal with special situations. For example, this discussion does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders of notes that are “controlled foreign corporations,” “passive foreign investment companies” or “foreign personal holding companies;”

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes holds any of the notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. If you are a partner of a partnership or an equity interest owner of another entity treated as a partnership holding any of the notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a discussion of material U.S. federal income tax consequences that will apply to you if you are a United States holder of notes.

“United States holder” means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note reduced by any cash payments on that note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest that you did not previously include in income, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the note. That gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest paid on the notes and to the proceeds of sale of the notes made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder of Notes. A non-United States holder is a holder other than a United States holder.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal of or interest on the notes, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	(1) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your notes through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-United States holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of the note.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the notes beneficially owned by you at the time of your death, provided that (1) you do not own, within the meaning of the Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of those classes of our voting stock referred to above and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in your earnings and profits.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest on the notes to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to Citigroup Global Markets Inc., the sole underwriter, $1,000,000,000 aggregate principal amount of the notes to which this prospectus supplement relates.

The underwriting agreement provides that the obligation of the underwriter to purchase the notes included in this offering is subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the notes if it purchases any of the notes.

The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the notes, the underwriter may be deemed to have received underwriter’s compensation from us.

In connection with the offering, SEC rules permit the underwriter to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriter nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriter nor we make any representation that the underwriter will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

The underwriter and its affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to us and our affiliates.

We will pay transaction expenses, estimated to be approximately $105,000, relating to the offering of the notes.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The underwriter has represented and agreed that (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriter has represented and agreed that it has not offered or sold and will not offer or sell the notes, nor will it circulate or distribute this prospectus supplement or any other offering document or material in connection with the offer of the notes, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (2) to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement and the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

The underwriter has also acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

The underwriter has acknowledged and agreed that no offer to sell the notes has been or will be made in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the notes in Hong Kong other than with respect to the notes intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

The notes are expected to be delivered against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if anyone purchasing the notes from the underwriter in a negotiated transaction wishes to trade the notes on the date of this prospectus supplement or on the subsequent day, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

This offering will be carried out in accordance with NASD Conduct Rule 2710(h).

VALIDITY OF THE NOTES

The validity of the notes will be passed on for us by Hughes & Luce, L.L.P., Dallas, Texas, and for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

GENERAL INFORMATION

Except as disclosed in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference, there has been no material adverse change in our financial position since July 31, 2004.

Our independent registered public accounting firm is Ernst & Young LLP, Rogers, Arkansas.

The notes have been accepted for clearance through DTC, Clearstream, Luxembourg and Euroclear and have been assigned the following identification numbers:

CUSIP Number	ISIN Number	Common Code
931142BW2	US931142BW22	020128925

PROSPECTUS

WAL-MART STORES, INC.

$10,000,000,000

DEBT SECURITIES

This prospectus forms part of a shelf registration statement that we filed with the Securities and Exchange Commission. We may use that registration statement to offer and sell, in one or more offerings at various times, up to a total of $10,000,000,000 of our debt securities.

We may offer and sell debt securities in different series that have different terms and conditions, including debt securities convertible into or exchangeable for other securities. This prospectus provides you with a general description of certain material terms of those debt securities. When we sell a particular series of the debt securities, we will provide a prospectus supplement describing the specific terms and conditions of that series of debt securities, including:

•	the public offering price at which the securities of that series are then being offered;

•	the maturity date;

•	the interest rate or rates, which may be fixed or variable;

•	the times for payment of principal, interest and any premium;

•	any redemption provisions; and

•	any conversion or exchange provisions of the debt securities in the series.

The prospectus supplement may also contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement may also update or change information contained in this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should read carefully both this prospectus and the prospectus supplement accompanying this prospectus, together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision.

We maintain our principal executive offices at:

702 S.W. 8th Street

Bentonville, Arkansas 72716

Telephone: (479) 273-4000

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 27, 2002.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement relating to any of our debt securities being offered by means of this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating the information that we have already filed with the SEC, the SEC allows us to “incorporate by reference” in this prospectus information contained in documents we have filed with the SEC. Those documents that we are incorporating by reference into this prospectus form an important part of this prospectus. Any documents that we file with the SEC in the future and that are incorporated by reference as noted below will also be considered to be part of this prospectus and will automatically update and supersede, as appropriate, the information contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the offering of debt securities by this prospectus.

•	Wal-Mart’s Annual Report on Form 10-K for its fiscal year ended January 31, 2002.

•	Wal-Mart’s Quarterly Report on Form 10-Q for its fiscal quarter ended April 30, 2002.

•	Wal-Mart’s Quarterly Report on Form 10-Q for its fiscal quarter ended July 31, 2002.

•	Wal-Mart’s Quarterly Report on Form 10-Q for its fiscal quarter ended October 31, 2002.

•	Wal-Mart’s Current Report on Form 8-K dated March 12, 2002.

•	Wal-Mart’s Current Report on Form 8-K dated July 12, 2002.

•	Wal-Mart’s Current Report on Form 8-K dated August 14, 2002.

•	Wal-Mart’s Current Report on Form 8-K dated September 24, 2002.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. As allowed by the SEC’s rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request we will provide you, free of charge, with a copy of the registration statement, any of the exhibits to the registration statement or a copy of any other information we have incorporated by reference into the registration statement. If you want more information, you should write or call:

Anthony D. George, Esq.

Assistant General Counsel, Finance and Assistant Secretary

Wal-Mart Stores, Inc.

Corporate Offices

702 S.W. 8th Street, Mail Stop 0290

Bentonville, Arkansas 72716

Telephone: (479) 273-4505

You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov through which certain materials that we file with the SEC may be viewed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. Forward-looking statements may be included, for example, under “Wal-Mart Stores, Inc.” and “Use of Proceeds,” and in certain portions of our reports and other information incorporated in this prospectus by reference, and generally can be identified by use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. These forward-looking statements may include statements that address activities, events or developments that we expect or anticipate will or may occur in the future, including:

•	future capital expenditures, including the amount and nature of those expenditures;

•	expansion and other development trends of industry segments in which we and our subsidiaries are active;

•	future revenues and cash flows;

•	future performance;

•	our business strategy;

•	our financing strategy;

•	expansion and growth of our business;

•	our operations and other similar matters; and

•	our management’s anticipation and expectations as to future occurrences and trends.

Although we believe the expectations expressed in the forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, a number of risks, uncertainties and factors, domestically and internationally, could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. We have previously identified many of these factors in filings or statements we made or that were made on our behalf.

Our business operations are subject to risks, uncertainties and factors outside our control. Any one, or a combination, of these could materially affect our financial performance. These risks, uncertainties and factors include:

•	the costs of goods;

•	the cost of electricity and other energy requirements;

•	competitive pressures;

•	inflation;

•	consumer spending patterns;

•	consumer debt levels;

•	currency exchange fluctuations;

•	trade restrictions;

•	changes in tariff and freight rates;

•	unemployment levels;

•	interest rate fluctuations; and

•	other capital market and economic conditions.

Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate but, because of the risks, uncertainties and factors listed above and other similar factors, actual results may differ from those in the forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or on our business or operations. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

WAL-MART STORES, INC.

We are the world’s largest retailer as measured by total net sales for fiscal 2002. Our total net sales exceeded $217 billion in fiscal 2002, over 83% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

•	Wal-Mart stores, which include our discount stores, Supercenters and Neighborhood Markets in the United States;

•	SAM’S Clubs, which include our warehouse membership clubs in the United States; and

•	the international segment of our business.

We currently operate in all 50 states of the United States, Argentina, Brazil, Canada, Germany, Mexico, Puerto Rico, South Korea and the United Kingdom, and in China under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. As of November 30, 2002, we operated in the United States:

•	1,566 Wal-Mart stores;

•	1,244 Supercenters;

•	39 Neighborhood Markets; and

•	522 SAM’S Clubs.

As of November 30, 2002, we also operated 207 Canadian Wal-Mart stores, 11 units in Argentina, 22 units in Brazil, 22 units in China, 95 units in Germany, 592 units in Mexico, 19 units in Puerto Rico, 14 units in South Korea and 258 units in the United Kingdom. The units operated by our International Division represent a variety of retail formats. As of November 30, 2002, we employed more than 1,000,000 associates in the United States and 300,000 associates internationally.

We also own a 6.1% interest in Seiyu, Ltd. and options to purchase additional equity interests of Seiyu, Ltd. that will permit us to own up to 66.7% of Seiyu, Ltd.’s equity interests. Seiyu, Ltd. operates over 400 stores located throughout Japan.

Wal-Mart Stores, Inc. is the parent company of a group of subsidiary companies, including McLane Company, Inc., Wal-Mart.com, Inc., Wal-Mart de Mexico, S.A. de C.V., Asda Group Limited, Sam’s West, Inc., Sam’s East, Inc., Wal-Mart Stores East, Inc., Wal-Mart Stores East, LP, Sam’s Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust, Sam’s Real Estate Business Trust and Wares Delaware Corporation. The information presented above relates to our operations and our subsidiaries on a consolidated basis.

Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

Our principal executive offices are located at 702 S.W. Eighth Street, Bentonville, Arkansas 72716. Our telephone number there is (479) 273-4000, and our Internet address is www.wal-martstores.com. Information contained in our website is not a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

Year Ended January 31,					Nine Months Ended October 31,
1998	1999	2000	2001	2002	2001	2002
5.33x	6.24x	6.76x	5.54x	5.56x	5.13x	6.25x

For the purpose of computing our ratios of earnings to fixed charges, we have defined “earnings” to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

We have defined “fixed charges” to mean:

•	the interest that we pay; plus

•	the capitalized interest that we show on our accounting records; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

Our fixed charges do not include any dividend requirements with respect to preferred stock because we do not have any shares of preferred stock outstanding.

USE OF PROCEEDS

Except as we otherwise specifically described in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities:

•	to repay the short-term borrowings that we have incurred for corporate purposes, including to finance capital expenditures such as the purchase of land and construction of stores and other facilities;

•	to finance acquisitions;

•	to repay long-term debt as it matures or to refinance debt of our subsidiaries;

•	to repay short-term borrowings that we have incurred to acquire other companies and assets;

•	to repay short-term borrowings that we have incurred to acquire our common stock pursuant to our share repurchase program; and

•	to meet our other general working capital requirements.

Before we apply the net proceeds to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

We may also incur from time to time additional debt other than through the offering of debt securities under this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

We will issue the debt securities in one or more series under an indenture, dated as of December 11, 2002, between us and Bank One Trust Company, NA, as the indenture trustee.

The indenture is a contract between us and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an “event of default,” as that term is described below, occurs under the indenture in relation to debt securities we have issued. Second, the trustee performs certain administrative duties for us.

We have summarized below material provisions of the debt securities that we will offer and sell pursuant to this prospectus and material provisions of the indenture. However, you should understand that this is only a summary. We have not described all of the provisions of the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture referred to by section numbers and summarized below. The following summary is qualified in its entirety by those provisions of the indenture.

We will describe the particular terms and conditions of a particular series of debt securities offered in a prospectus supplement relating to the offer of that series of debt securities. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities offered pursuant to this prospectus, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

As a holder of the debt securities issued under the indenture, you will be one of our unsecured creditors and will have a right to payment equal to that of our other unsecured creditors.

The debt securities offered by this prospectus will be limited to a total of $10,000,000,000, which will include the equivalent amount of any debt securities that we issue that are denominated in any non-U.S. currency. The indenture, however, does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

With respect to each particular series of debt securities that we offer by this prospectus, the prospectus supplement will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	the date or dates on which the principal will be paid;

•	the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•	the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•

the percentage of the principal amount at which the debt securities of the series will be issued, and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•	if we may prepay the debt securities of the series in whole or part, the terms of our prepayment right, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of, premium, if any, and interest, if any, on debt securities of the series will be paid;

•	if we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, the terms of our redemption or repurchase right, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•	if we will be obligated to redeem or repurchase the debt securities of the series in whole or part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, the terms of our redemption or repurchase obligation, including when and at whose option we will be obligated to redeem or repurchase the debt securities of the series, and the redemption or repurchase price or the method for determining the redemption or repurchase price;

•	if the debt securities of the series will be convertible into or exchangeable for any other of our securities, the terms of the conversion or exchange rights, including when the conversion or exchange right may be exercised, the conversion or exchange price or the ratio or ratios or method of determining the conversion or exchange price or ratios and any other terms and conditions, including anti-dilution terms, upon which conversion or exchange may occur;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which we will issue debt securities of the series;

•	the currency in which we will pay principal, any premium, interest or other amounts owing with respect to the debt securities of the series, which may be U.S. dollars, a foreign currency or a composite currency;

•	any index, formula or other method that we must use to determine the amount of any payment of principal, any premium or interest on the debt securities of the series;

•	if we are required to pay any additional amounts, the terms of our obligation to pay additional amounts and under what conditions we will be required to pay such amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to, or change in, the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

(Section 3.01)

If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currency units or composite currencies in the prospectus supplement relating to that series.

We may offer and sell series of the debt securities as original issue discount securities, bearing no interest or interest at a rate that at the time of issuance is below market rates, or at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in the prospectus supplement relating to that series.

Conversion or Exchange Rights

Debt securities offered by this prospectus may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. We will describe the terms and conditions of conversion or exchange in the applicable prospectus supplement. The terms and conditions will include, among others, the following:

•	the conversion or exchange price or prices or the ratio or ratios or method of determining the conversion or exchange prices or ratios;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Events of Default and Waiver

An event of default with respect to debt securities of a series issued will occur if:

•	we fail to pay interest on any outstanding debt securities of that series when it is due and payable and that failure continues for 30 days;

•	we fail to pay principal of, or premium, if any, on any outstanding debt securities of that series when it is due and payable;

•	we fail to perform or we breach any covenant or warranty in the indenture with respect to any outstanding debt securities of that series and that failure continues for 90 days after we receive written notice of that default;

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us; or

•	any other event occurs that is designated as an event of default with respect to the particular series of debt securities when that particular series of debt securities is established.

(Section 7.01)

An event of default with respect to a particular series of debt securities issued under the indenture does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture. If an event of default with respect to any series of outstanding debt securities occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the outstanding debt securities of that series to be immediately due and payable. (Section 7.02) The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive an event of default resulting in acceleration of the debt securities of that series and rescind and annul that acceleration, but only if all other events of default with respect to the debt securities of that series have been remedied or waived and all payments due with respect to the debt securities of that series, other than those due as a result of acceleration, have been made. (Section 7.02) If an event of default occurs and is continuing with respect to the debt securities of a series, the trustee may, in its discretion, and will, at the written request of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture, proceed to protect the rights of the holders of the debt securities of that series. (Section 7.03; Section 7.12) The holders of a majority in aggregate principal amount of the debt securities of that series may waive any past default under the indenture and its consequences except a default in the payment of principal of, premium, if any, or interest on, those debt securities and any covenant or provision of the indenture that cannot be waived without the consent of each holder of debt securities of that series. Upon such a waiver, the default and any event of default arising out of the default will be deemed cured for all purposes of the debt securities of that series. (Section 7.13)

The indenture provides that upon the occurrence of an event of default described in the first two bullet points in the first paragraph under “Events of Default and Waiver” with respect to debt securities of a series, we will, upon the trustee’s demand, pay to the trustee for the benefit of the holders of the outstanding debt securities of that series, the whole amount then due and payable on the debt securities of that series for principal, premium, if any, and interest. The indenture also provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts. (Section 7.03)

The indenture also provides that, notwithstanding any other provision of the indenture, the holder of any debt securities of a series will have the right to institute suit for the enforcement of any payment of principal of, and interest on, the debt securities of that series or any redemption price or repurchase price when due and that that right will not be impaired without the consent of that holder. (Section 7.08)

The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of a series, to give to the holders of the debt securities of that series notice of all uncured defaults known to it. However, except in the case of default in the payment of principal or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term “default,” for the purpose of this provision only, means the occurrence of any event that is or would become, after notice or the passage of time or both, an event of default with respect to that series. (Section 8.02)

We are required to file annually with the trustee a written statement as to the existence or non-existence of defaults under the indenture or any series of debt securities. (Section 5.05)

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of the obligations discharged with respect to the outstanding debt securities or as to any series thereof, except for:

•	the rights of holders of debt securities to receive payments of principal and interest from the trust referred to below when those payments are due;

•	our obligations respecting the debt securities concerning issuing temporary notes, registration of transfers of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for debt security payments being held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture relating to such a discharge of obligations.

We refer to a discharge of this type as “defeasance.” (Section 11.02)

In addition, other than our covenant to pay the amounts due and owing with respect to a series of debt securities, we may elect to have our obligations as the issuer of a series of debt securities released with respect to covenants relating to that series of debt securities. Thereafter, any failure to comply with those obligations will not constitute a default or event of default with respect to the debt securities of that series. If such a release of our covenants occurs, our failure to perform or our breach of the covenants or warranties defeased will no longer constitute an event of default with respect to those debt securities. (Section 11.03)

To exercise either of the rights we describe above, certain conditions must be met, including:

•	we must irrevocably deposit with the trustee, in trust for the debt security holders’ benefit, moneys in the currency in which the securities are denominated, securities issued by a government, governmental agency or central bank of the country in whose currency the securities are denominated, or a combination of cash and such securities, in amounts sufficient to pay the principal of and interest on all of the then outstanding debt securities to be affected by the defeasance at their stated maturity;

•	the trustee must receive an opinion of counsel confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that defeasance had not occurred, which opinion, only in the case of the type of defeasance described first above, will be based on a ruling of the Internal Revenue Service or a change in federal income tax law to that effect occurring after the date of the indenture;

•	no default or event of default exists on the date of such deposit, subject to certain exceptions; and

•	the trustee must receive an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be part of any “estate” formed by the bankruptcy or reorganization of the party depositing those funds with the trustee or subject to the “automatic stay” under the United States Bankruptcy Code or, in the case of covenant defeasance, will be subject to a first priority lien in favor of the trustee for the benefit of the holders.

(Section 11.04)

Satisfaction and Discharge

If we so request, the indenture will cease to be of further effect, other than as to certain rights of registration of transfer or exchange of the notes, as provided for in the indenture, and the trustee, at our expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture and the debt securities when:

•	either all the debt securities previously authenticated and delivered under the indenture, other than destroyed, lost or stolen securities that have been replaced or paid and notes that have been subject to defeasance, have been delivered to the trustee for cancellation; or

•	all of the securities issued under the indenture not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within 60 days or will become due and payable at redemption within 60 days under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and expense; and

•	in each of the foregoing cases, we have irrevocably deposited or caused to be deposited with the trustee cash in U.S. dollars, certain United States government securities or a combination thereof, in trust for the purpose and in an amount sufficient to pay and discharge the entire indebtedness arising under the debt securities issued pursuant to the indenture not previously delivered to the trustee for cancellation, for principal and premium, if any, on and interest on these securities to the date of such deposit (in the case of notes that have become due and payable) or to the stated maturity of these securities or redemption date, as the case may be; and

•	we have paid or caused to be paid all sums payable under the indenture by us; and

•	no default or event of default then exists; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture and the securities issued under the indenture have been complied with.

(Section 11.08)

Modification of the Indenture

The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of such debt securities. However, no such modification or alteration may be made without the consent of the holder of each debt security affected if the modification or alteration would, among other things:

•	change the maturity of the principal of, or of any installment of interest on, any such debt security, or reduce the principal amount of any such debt security, or change the method of calculation of interest or the currency of payment of principal or interest on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security, or

•	reduce the above-stated percentage in principal amount of outstanding debt securities required to modify or alter the indenture.

(Section 9.02)

The trustee and we, without the consent of the holders of the debt securities, may execute a supplemental indenture to, among other things:

•	evidence the succession of another corporation to us and the successor’s assumption to our respective covenants with respect to the debt securities and the indenture;

•	add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default under the indenture subject to certain limitations;

•	cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

•	add additional events of default with respect to all or any series of the debt securities;

•	add to, change or eliminate any provision of the indenture provided that the addition, change or elimination will not affect any outstanding debt securities;

•	provide for the issuance of debt securities whether or not then outstanding under the indenture in coupon form and to provide for exchangeability of the coupon form securities with other debt securities issued under the indenture in fully registered form;

•	establish new series of debt securities and the form or terms of such series of debt securities and to provide for the issuance of securities of any series so established; and

•	evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture.

(Section 9.01)

Amalgamation, Consolidation, Merger or Sale of Assets

The indenture provides that we may, without the consent of the holders of any of the outstanding debt securities of any series, amalgamate, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

•	any successor to us assumes our obligations on the debt securities and under the indenture;

•	any successor to us must be an entity incorporated or organized under the laws of the United States;

•	after giving effect thereto, no event of default, as defined in the indenture, shall have occurred and be continuing; and

•	certain other conditions under the indenture are met.

Any such amalgamation, consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not constitute a default or event of default that would entitle holders of the debt securities or the trustee, on their behalf, to take any of the actions described above under “Events of Default and Waiver.” (Section 10.01; Section 10.02)

No Limitations on Additional Debt and Liens

The indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on our assets.

The Indenture Trustee

Bank One Trust Company, NA is the trustee under the indenture governing the debt securities and will also be the registrar and paying agent for each series of debt securities unless otherwise noted in the prospectus supplement. The trustee is a national banking association with its principal offices in Chicago, Illinois.

The trustee has two main roles under the indenture. First, the trustee can enforce your rights against us if any of the actions described above under “Events of Default and Waiver” occurs. Second, the trustee performs certain administrative duties related to the debt securities for us. The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of the debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities, although the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would result in personal liability to it.

Bank One Trust Company, NA also serves as trustee under an indenture, dated as of July 5, 2001, between it, us and three of our finance subsidiaries. As of September 30, 2002, we had issued a total of $5.50 billion of our senior unsecured securities under that indenture. Bank One Trust Company, NA also serves as trustee under an indenture, dated as of April 1, 1991, between it and us, as supplemented through the date of this prospectus. As of May 31, 2001, we had issued a total of $17.46 billion of our senior unsecured securities under that indenture. Bank One Trust Company, NA also serves as trustee under an indenture, dated as of December 1, 1986, covering secured bonds issued in the aggregate principal amount of $137,082,000 by the owner trustees of approximately 24 SAM’S Clubs store properties that are leased to one of our subsidiaries. Bank One Leasing Corporation, an affiliate of Bank One Trust Company, NA, established a business trust that purchased 15 Wal-Mart discount stores for $53,661,785 and leased the stores back to us for an initial term of 20 years in a transaction consummated on December 22, 1992. On November 10, 1994, a second business trust of which Bank One Leasing Corporation is a beneficiary purchased an additional 23 Wal-Mart discount stores for $128,842,500 and leased the stores back to us for an initial term of 20 years. Bank One Trust Company, NA also serves as trustee under an indenture, dated as of April 27, 2001, between Wal-Mart Canada Venture Corp., one of our subsidiaries, us, as guarantor, and it. On April 27, 2001, Wal-Mart Canada Venture Corp. issued a total of $325,000,000 of its senior unsecured debt securities under that indenture, which debt securities we have guaranteed.

We expect to maintain banking relationships in the ordinary course of business with Bank One, NA, an affiliate of Bank One Trust Company, NA.

TAX CONSEQUENCES TO HOLDERS

A prospectus supplement may describe the principal U.S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in certain circumstances, including the following:

•	payment of the principal, interest and any premium in a currency other than the U. S. dollar;

•	the issuance of any debt securities with “original issue discount,” as defined for U.S. federal income tax purposes;

•	the issuance of any debt securities with an associated “bond premium,” as defined for U.S. federal income tax purposes; and

•	the inclusion of any special terms in debt securities that may have a material effect for U.S. federal income tax purposes.

In addition, if the tax laws of foreign countries are material to a particular series of debt securities, a prospectus supplement may describe the principal income tax consequences of acquiring, owning and disposing of debt securities of some series in similar circumstances under those foreign tax laws.

PLAN OF DISTRIBUTION

General

We may sell the debt securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters; or

•	through a combination of any of those methods of sale.

We may effect the distribution of the debt securities from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We may directly solicit offers to purchase the debt securities. Offers to purchase debt securities may also be solicited by agents designated by us from time to time. Any of those agents, who may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, as amended, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth in, the prospectus supplement.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter,” as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale.

If we use an underwriter or underwriters in the sales, we will execute an underwriting agreement with those underwriters at the time of sale of the debt securities, and the name of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters, along with this prospectus, to make resales of the debt securities in respect of which this prospectus is delivered to the public. The compensation of any underwriters will also be set forth in the prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to our contributing to payments those underwriters, dealers, agents and other persons are required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Hughes & Luce, L.L.P., our counsel.

EXPERTS

The consolidated financial statements of Wal-Mart Stores, Inc. and its subsidiaries incorporated by reference in Wal-Mart Stores, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements, to the extent covered by their consents filed with the SEC, given on the authority of such firm as experts in accounting and auditing.

$1,000,000,000

Wal-Mart Stores, Inc.

Floating Rate Notes due 2006

PROSPECTUS SUPPLEMENT

September 9, 2004

Citigroup